Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball Reports Strong 2012 Results

Highlights

●	Full-year 2012 comparable earnings per diluted share increased 12 percent, to $3.06 vs. $2.73 in 2011

●	Fourth quarter comparable earnings per diluted share from continuing operations were 64 cents, vs. 48 cents in 2011, an increase of 33 percent

●	Ball generated $548 million in free cash flow in 2012

●	While challenges exist, the company expects continued earnings improvement in 2013

BROOMFIELD, Colo., Jan. 31, 2013— Ball Corporation (NYSE:BLL) today reported full-year 2012 net earnings attributable to the corporation of $403.5 million (including after tax charges of $79.5 million, or 51 cents per diluted share for business consolidation costs, discontinued operations and other activities), or $2.55 per diluted share, on sales of $8.7 billion, compared to $444.0 million, or $2.63 per diluted share, on sales of $8.6 billion in 2011. On a comparable basis, Ball's full-year 2012 results were net earnings to the corporation of $483.0 million, or $3.06 per diluted share, compared to $459.6 million, or $2.73 per diluted share, in 2011.
“Ball Corporation’s 2012 full-year comparable earnings per share increased 12 percent compared to 2011, a very good performance in a challenging economic environment,” said John A. Hayes, president and chief executive officer. “Contributions from our growth investments, excellent execution by our operations and strategic actions taken to align our supply with market demand led to Ball’s improved results.”
Fourth quarter 2012 net earnings attributable to Ball Corporation were $60.6 million, or 39 cents per diluted share, on sales of $2.1 billion, compared to $77.5 million, or 47 cents per diluted share, on sales of $2.1 billion, in the fourth quarter of 2011. On a comparable basis, Ball’s fourth quarter results were net earnings of $98.9 million, or 64 cents per diluted share, compared to $78.1 million, or 48 cents per diluted share in the fourth quarter of 2011.
Details of comparable segment earnings for the full year and the fourth quarter can be found in the notes to the unaudited consolidated financial statements that accompany this news release.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $522.5 million for full-year 2012 on sales of $4.5 billion, compared to $481.7 million in 2011 on sales of $4.4 billion. For the fourth quarter, comparable earnings were $138.0 million on sales of $1.1 billion, compared to $119.9 million on sales of $1.1 billion in 2011.
Excellent operating performance offset increased manufacturing costs, and strong demand for specialty packaging continued in North America and Brazil. During the fourth quarter, the company completed the closure of its Columbus, Ohio, 12-ounce beverage can plant to further align supply with demand and expanded specialty packaging capabilities across its North American manufacturing footprint. In Brazil, Ball announced plans for a second production line in its Alagoinhas beverage can plant.  While in Asia, profitability remained relatively flat on single-digit volume declines year over year in the fourth quarter due to a focus on disciplined capacity alignment in a challenging pricing environment.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, comparable segment results in 2012 were operating earnings of $219.0 million on sales of $2.0 billion, compared to $243.7 million on sales of $2.0 billion in 2011. For the fourth quarter, comparable operating earnings in 2012 were $37.8 million on sales of $437.4 million, compared to $41.0 million on sales of $451.0 million in the fourth quarter of 2011.
Full year and fourth quarter comparable operating earnings were negatively affected by foreign currency translation of $24.7 million and $3.1 million, respectively. Strong demand for specialty containers partially offset the impact of soft demand for beer, and extruded aluminum aerosol packaging demand continued to grow in the quarter and the full year. Beginning in the first quarter of 2013, the European extruded aluminum packaging results will be reflected in the global food and household products packaging segment.

Metal Food & Household Products Packaging, Americas

       Metal food and household products packaging, Americas, comparable segment results for 2012 were operating earnings of $131.1 million on sales of $1.4 billion, compared to $133.7 million in 2011 on sales of $1.4 billion. For the fourth quarter of 2012, comparable segment results were operating

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

earnings of $28.6 million on sales of $320.2 million, compared to $13.1 million on sales of $322.8 million in the same period of 2011.
Fourth quarter results were up due to improved manufacturing efficiencies across all the segment’s businesses, which also nearly offset the full year negative impact of a disappointing 2012 vegetable harvest and lack of inventory holding gains from the prior year. Also during the quarter, the company completed the acquisition of an extruded aluminum manufacturing facility in Mexico.

Aerospace and Technologies

Aerospace and technologies comparable segment results were operating earnings of $86.6 million on sales of $876.8 million in 2012, compared to $79.6 million on sales of $784.6 million in 2011. For the fourth quarter, earnings were $24.2 million on sales of $245.0 million, compared to $18.0 million on sales of $185.1 million in the fourth quarter of 2011. Contracted backlog at the close of the year was more than $1 billion.
During the quarter, Ball was selected as part of a team that will build the first space-based instrument to monitor major air pollutants across the North American continent for NASA’s Tropospheric Emissions: Monitoring of Pollution (TEMPO) mission. Ball also signed a contract with the B612 Foundation for Ball to create infrared imaging sensors for the Sentinel Mission, a privately funded deep space mission to protect Earth by providing early warning of threatening asteroids. In December and earlier this month, Ball successfully integrated all five payloads and a spacecraft de-orbit module onto STPSat-3, the Department of Defense Space Test Program’s Standard Interface Vehicle (STP-SIV) slated to launch in August 2013.

Outlook

Ball announced yesterday a 30 percent increase in the company’s quarterly cash dividend, payable March 15 to shareholders of record on March 1.
“The company’s strong free cash flow allows for the continued return of value to shareholders through share repurchases and yesterday’s increased dividend,” said Scott C. Morrison, senior vice president and chief financial officer. “We anticipate full year 2013 free cash flow to be in the range of $450 million as spending for certain growth investments announced but not completed in 2012 will shift into 2013, including capacity to produce specialty containers in North America and Brazil.”
       “Our company’s strong 2012 results continued our progress toward achieving our Drive for 10 vision, and while we face pricing headwinds in Asia and the previously announced 12-ounce volume

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

loss in North America, we remain focused on striving to reach our long-term goal of 10 to 15 percent diluted earnings per share growth,” Hayes said.
Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ approximately 15,000 people worldwide and reported 2012 sales of more than $8.7 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details
Ball Corporation (NYSE: BLL) will hold its regular quarterly conference call on the company’s results and performance on Thursday, Jan. 31, 2013, at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-272-5460. International callers should dial 303-223-2682. Please use the following URL for a webcast of the live call:
http://www.media-server.com/m/acs/0fa03f646a156eeac0eceb46582c477a
For those unable to listen to the live call, a taped replay will be available at 11 a.m. Mountain Time on Jan. 31, 2013, until 11 a.m. Mountain Time on Feb. 7, 2013. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21641520.
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “news and presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget and debt limit; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financial Statements (Fourth Quarter 2012)

Unaudited Condensed Consolidated Statements of Earnings

	Three months ended		Year ended
	December 31,		December 31,
($ in millions, except per share amounts)	2012	2011	2012	2011

Net sales	$2,114.2	$2,051.7	$8,735.7	$8,630.9

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,729.4)	(1,702.8)	(7,174.0)	(7,081.2)
Depreciation and amortization	(72.7)	(78.9)	(282.9)	(301.1)
Selling, general and administrative	(101.0)	(99.2)	(385.5)	(381.4)
Business consolidation and other activities	(58.8)	(10.6)	(102.8)	(30.3)
	(1,961.9)	(1,891.5)	(7,945.2)	(7,794.0)

Earnings before interest and taxes	152.3	160.2	790.5	836.9

Interest expense	(45.6)	(42.4)	(179.8)	(177.1)
Debt refinancing costs	–	–	(15.1)	–
Total interest expense	(45.6)	(42.4)	(194.9)	(177.1)
Earnings before taxes	106.7	117.8	595.6	659.8
Tax provision	(35.3)	(41.1)	(165.0)	(201.3)
Equity in results of affiliates, net of tax	(0.3)	8.2	(1.3)	10.1

Net earnings from continuing operations	71.1	84.9	429.3	468.6

Discontinued operations, net of tax	0.1	0.6	(2.8)	(2.3)

Net earnings	71.2	85.5	426.5	466.3

Less net earnings attributable to noncontrolling interests	(10.6)	(8.0)	(23.0)	(22.3)

Net earnings attributable to Ball Corporation	$60.6	$77.5	$403.5	$444.0

Earnings per share:
Basic–continuing operations	$0.40	$0.48	$2.63	$2.70
Basic–discontinued operations	–	–	(0.02)	(0.01)
Total basic earnings per share	$0.40	$0.48	$2.61	$2.69

Diluted–continuing operations	$0.39	$0.47	$2.57	$2.64
Diluted–discontinued operations	–	–	(0.02)	(0.01)
Total diluted earnings per share	$0.39	$0.47	$2.55	$2.63

Weighted average shares outstanding (000s):
Basic	151,931	160,681	154,648	165,275
Diluted	155,492	163,909	158,084	168,590

Condensed Financial Statements (Fourth Quarter 2012)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year ended
	December 31,
($ in millions)	2012	2011
Cash Flows from Operating Activities:

Net earnings	$426.5	$466.3
Discontinued operations, net of tax	2.8	2.3
Depreciation and amortization	282.9	301.1
Business consolidation and other activities	102.8	30.3
Deferred tax provision	14.0	28.4
Other, net	(25.3)	64.7
Changes in working capital	54.6	63.6

Cash provided by (used in) continuing operating activities	858.3	956.7
Cash provided by (used in) discontinued operating activities	(5.1)	(8.3)

Total cash provided by (used in) operating activities	853.2	948.4

Cash Flows from Investing Activities:

Capital expenditures	(305.0)	(443.8)
Business acquisitions, net of cash acquired	(71.2)	(295.2)
Other, net	20.2	1.0

Cash provided by (used in) investing activities	(356.0)	(738.0)

Cash Flows from Financing Activities:

Changes in borrowings, net	77.8	306.8
Purchases of common stock, net of issuances	(494.1)	(473.9)
Dividends	(61.8)	(45.7)
Other, net	(8.8)	(4.0)

Cash provided by (used in) financing activities	(486.9)	(216.8)

Effect of currency exchange rate changes on cash	(2.0)	20.2

Change in cash	8.3	13.8
Cash–beginning of period	165.8	152.0
Cash–end of period	$174.1	$165.8

Condensed Financial Statements (Fourth Quarter 2012)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2012	2011

Assets

Current assets

Cash and cash equivalents	$174.1	$165.8
Receivables, net	930.1	910.4
Inventories, net	1,044.4	1,072.5
Deferred taxes and other current assets	190.8	173.2
Total current assets	2,339.4	2,321.9

Property, plant and equipment, net	2,288.6	2,220.2
Goodwill	2,359.4	2,247.1
Other assets, net	519.7	495.4

Total assets	$7,507.1	$7,284.6

Liabilities and Shareholders’ Equity

Current liabilities

Short-term debt and current portion of long-term debt	$219.8	$447.4
Payables and other accrued liabilities	1,466.0	1,408.7

Total current liabilities	1,685.8	1,856.1

Long-term debt	3,085.3	2,696.7
Other long-term liabilities	1,446.0	1,353.8
Shareholders’ equity	1,290.0	1,378.0

Total liabilities and shareholders’ equity	$7,507.1	$7,284.6

Notes to the Condensed Financial Statements (Fourth Quarter 2012)

1. Business Segment Information

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2012	2011	2012	2011
Net sales–
Metal beverage packaging, Americas & Asia	$1,114.8	$1,094.0	$4,541.7	$4,415.8
Metal beverage packaging, Europe	437.4	451.0	1,950.0	2,017.6
Metal food & household packaging, Americas	320.2	322.8	1,381.4	1,426.4
Aerospace & technologies	245.0	185.1	876.8	784.6
Corporate and intercompany eliminations	(3.2)	(1.2)	(14.2)	(13.5)
Net sales	$2,114.2	$2,051.7	$8,735.7	$8,630.9

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$138.0	$119.9	$522.5	$481.7
Business consolidation and other activities	(19.5)	3.8	(52.4)	(11.0)
Total metal beverage packaging, Americas & Asia	118.5	123.7	470.1	470.7

Metal beverage packaging, Europe	37.8	41.0	219.0	243.7
Business consolidation and other activities	(3.4)	(11.2)	(9.6)	(14.1)
Total metal beverage packaging, Europe	34.4	29.8	209.4	229.6

Metal food & household packaging, Americas	28.6	13.1	131.1	133.7
Business consolidation and other activities	(27.5)	(0.5)	(27.5)	(1.9)
Total metal food & household packaging, Americas	1.1	12.6	103.6	131.8

Aerospace & technologies	24.2	18.0	86.6	79.6
Business consolidation and other activities	(1.9)	–	(1.9)	–
Total aerospace & technologies	22.3	18.0	84.7	79.6

Segment earnings before interest and taxes	176.3	184.1	867.8	911.7

Undistributed and corporate expenses and intercompany eliminations, net	(17.5)	(21.2)	(65.9)	(71.5)
Business consolidation and other activities	(6.5)	(2.7)	(11.4)	(3.3)

Total undistributed and corporate expenses, net	(24.0)	(23.9)	(77.3)	(74.8)

Earnings before interest and taxes	$152.3	$160.2	$790.5	$836.9

Notes to the Condensed Financial Statements (Fourth Quarter 2012)

2. Significant Business Consolidation Activities and Other Noncomparable Items

2012

In August 2012, Ball announced plans to close its Columbus, Ohio, U.S., beverage can manufacturing facility and its Gainesville, Florida, U.S., can end facility. The two facilities are being closed in order to consolidate the company's 12-ounce beverage can and can end production capacity to meet changing market demand. In connection with the closures and a related voluntary separation program completed in the segment, the company recorded charges of $18.9 million ($11.5 million after tax) in the fourth quarter and $50.2 million ($30.5 million after tax) for the full year. Additional charges to close the facilities of approximately $13.1 million ($8.4 million after tax) are expected to be recorded in the first half of 2013.

In the fourth quarter, the company finalized the settlement of certain Canadian defined benefit pension plan liabilities resulting in pretax charges of $27.1 million ($16.5 million after tax). The fourth quarter also included charges of $2.9 million ($1.7 million after tax) for transaction costs related to the acquisition of Envases del Plata S.A. de C.V. in December 2012 and $3.4 million ($2.1 million after tax) for a voluntary separation program offered to corporate headquarters and aerospace and technologies employees. The fourth quarter and full year included charges of $1.3 million ($1.0 million after tax) and $1.7 million ($1.3 million after tax), respectively, related to a fire at one of the company's beverage container plants in the United Kingdom.

The fourth quarter and full year of 2012 included charges of $2.9 million ($2.1 million after tax) and $12.5 million ($8.9 million after tax), respectively, for the relocation of the company's European headquarters from Germany to Switzerland during the third quarter of 2012, as well as fourth quarter and full year 2012 charges of additional tax expense of $1.9 million and $3.2 million, respectively, related to the relocation.

The fourth quarter and full year of 2012 also included net charges of $2.3 million ($1.6 million after tax) and $5.0 million ($3.3 million after tax), respectively, for ongoing costs related to previously closed facilities and other insignificant costs.

2011

During the fourth quarter, the company recorded charges of $9.6 million ($9.6 million after tax) for the write down of the Lublin, Poland, facility to net realizable value, as well as charges of $4.1 million ($2.6 million after tax) incurred in connection with the planned relocation of the company's European headquarters from Germany to Switzerland in 2012. Also during the fourth quarter, Ball recorded a net gain of $6.8 million ($4.2 million after tax) for the sale of tangible assets from the Torrance, California, facility less costs of closing the facility (see discussion below). Additional charges included $3.0 million ($1.8 million after tax) related to capacity reduction at the Columbus, Ohio, metal beverage plant and costs associated with previously closed facilities.

In October 2011, Ball acquired its partners' interests in a former joint venture metal beverage can plant in Qingdao, PRC. As a result of the required purchase accounting, the company recorded a gain in equity in results of affiliates of $9.2 million, related to the previously held interest in the joint venture.

In January 2011, Ball announced plans to close its Torrance, California, U.S., beverage can manufacturing facility; relocate a 12-ounce beverage can line from the Torrance facility to its Whitby, Ontario, Canada, facility; and expand specialty can production in its Fort Worth, Texas, U.S., facility. The company recorded charges of $14.2 million ($8.6 million after tax) during the first nine months of 2011 in connection with these activities. The land and building were sold during the fourth quarter of 2011 for a gain of $6.9 million ($4.2 million after tax).

Also in January 2011, the company acquired Aerocan S.A.S. for €221.7 million ($295.2 million) in cash and assumed debt. During the first quarter, the company recorded transaction costs of $2.9 million ($1.9 million after tax) related to the acquisition.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three months ended		Year ended
	December 31,		December 31,
($ in millions, except per share amounts)	2012	2011	2012	2011

Net earnings attributable to Ball Corporation, as reported	$60.6	$77.5	$403.5	$444.0
Discontinued operations, net of tax	(0.1)	(0.6)	2.8	2.3
Business consolidation and other activities, net of tax	38.4	10.4	67.5	22.5
Debt refinancing costs, net of tax	–	–	9.2	–
Gain and equity earnings related to acquisitions, net of tax	–	(9.2)	–	(9.2)
Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	$98.9	$78.1	$483.0	$459.6
Per diluted share before above transactions	$0.64	$0.48	$3.06	$2.73

Notes to the Condensed Financial Statements (Fourth Quarter 2012)

2. Significant Business Consolidation Activities and Other Noncomparable Items (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2012	2011	2012	2011

Earnings before interest and taxes, as reported	$152.3	$160.2	$790.5	$836.9
Business consolidation and other activities	58.8	10.6	102.8	30.3
EBIT before above transactions (Comparable EBIT)	$211.1	$170.8	$893.3	$867.2

A summary of the free cash flow calculation is as follows:

	Year ended
	December 31,
	2012	2011

Cash flow provided by operating activities	$853.2	$948.4
Less capital expenditures	(305.0)	(443.8)
Free cash flow	$548.2	$504.6

Free cash flow is typically derived directly from the company's cash flow statements and defined as cash flows from operating activities (both continuing and discontinued) less capital expenditures. Cash flow provided by (used in) operating activities is the most comparable U.S. GAAP term to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Non-U.S. GAAP Measures–Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.